Exhibit (k)(6)

Antares Private Credit Fund

500 West Monroe Street

Chicago, Illinois 60661

Re: Waiver of Certain Advisory Fees under the Investment Advisory Agreement between Antares Capital Credit Advisers LLC and Antares Private Credit Fund

This waiver letter agreement (this “Waiver Letter”) to the Investment Advisory Agreement, dated as of October 31, 2024 (as may be amended and/or restated from time to time, the “Agreement”), between Antares Capital Credit Advisers LLC, a Delaware limited liability company (the “Adviser”), and Antares Private Credit Fund, a Delaware statutory trust (the “Fund”), is made as of the 31st day of October, 2024. Capitalized terms used but not defined herein have the meanings ascribed to them in the Agreement.

Pursuant to this Waiver Letter, the Adviser hereby irrevocably waives, which may be effected by a rebate or otherwise, (i) any base management fee due from the Fund to the Adviser under Section 5(a) of the Agreement and (ii) any incentive fee from the Fund to the Adviser under Section 5(b) of the Agreement for a six-month period following the Fund’s registration statement on Form N-2 being declared effective.

This Waiver Letter and the rights and obligations of the parties hereto shall be governed by, and construed and enforced in accordance with, the laws of the State of New York without regard to the choice of law or conflicts of law principles thereof that would result in the application of the law of any other jurisdiction.  For so long as the Fund is regulated as a business development company under the 1940 Act, this Waiver Letter shall also be construed in accordance with the applicable provisions of the 1940 Act and the Investment Advisers Act of 1940, as amended (the “Advisers Act”), in such case, to the extent the applicable laws of the State of New York or any of the provisions herein conflict with the provisions of the 1940 Act or the Advisers Act, the 1940 Act and the Advisers Act shall control.

This Waiver Letter may be executed in counterparts, each of which shall be deemed to be an original copy and all of which together shall constitute one and the same instrument binding on all parties hereto, notwithstanding that all parties shall not have signed the same counterpart.

[Signature Page Follows]

Very truly yours,

ANTARES CAPITAL CREDIT ADVISERS LLC.

By:	/s/ Vivek Mathew
Name:	Vivek Mathew

Acknowledged and Agreed:

ANTARES PRIVATE CREDIT FUND

By:	/s/ Tyler W. Lindblad
Name:	Tyler W. Lindblad
Title:	Vice President